Exhibit 3(i)(a)

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Amendment to a
Limited Partnership
(PURSUANT TO NRS 88.355)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Limited Partnership
For a Nevada Limited Partnership

(Pursuant to NRS 88.355)

1.  Name of limited partnership:

Reef Global Energy VI, L.P.

2.  The certificate has been amended as follows (provide article numbers, if available)*:

Section 5 of the Certificate of Limited Partnership for Reef Global Energy VI, L.P. is hereby amended to reflect that Reef Partners LLC has been converted into a limited partnership and has changed its name to Reef Oil & Gas Partners, L.P. and to add the list of Additional General Partners with Exhibit A attached hereto.

3.  Signatures (must be signed by an existing general and by any new general partners being added, if any):

Reef Oil & Gas Partners, L.P., as attorney-in-fact for the General Partners

By:  Reef Oil & Gas Partners, GP, LLC

X /s/ Michael J. Mauceli	X
Signature (general partner)	Signature (general partner)
By: Michael J. Mauceli
Title: Manager

X	X
Signature (general partner)	Signature (general partner)

* 1) If amending name of limited partnership, the new name must contain the words “Limited Partnership,” “L.P.” or “LP.”

  2) If adding new general partners, provide name and addresses.

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State 88.355 DLP Amendment Revised: 7-1-08